UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 10, 2004 (November 5, 2004)

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

1130 Rainier Avenue South Seattle, Washington	98144

(Address of Principal Executive Offices)	Zip Code

(206) 832-4000

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

     On November 5, 2004, Loudeye Corp. terminated the employment agreement between Loudeye and Robert L. Kirby, formerly Loudeye’s Executive Vice President of Professional and Customer Services. The employment agreement was previously filed as an exhibit to Loudeye’s Form 10-Q for the quarter ended June 30, 2004

Item 2.02	Results of Operations and Financial Condition.

     On November 4, 2004, Loudeye issued preliminary financial results for the quarter ended September 30, 2004, which included a net loss of $5.0 million, or $0.06 per share. On November 8, 2004, Loudeye reached an agreement in principle for settlement of the suit brought by the landlord of Loudeye’s former facility at 414 Olive Way, Seattle, Washington for breach of Loudeye’s former lease. The settlement is subject to completion of documentation satisfactory to both the landlord and Loudeye. As of December 31, 2003, and June 30, 2004, Loudeye had recorded in accrued special charges an estimate of the additional amount that Loudeye may ultimately be required to pay with respect to the litigation matter. As a result of the agreement in principle, Loudeye has increased its estimate of the additional amount which it may ultimately be required to pay by $350,000. As a result, Loudeye’s net loss for the quarter ended September 30, 2004, increased to $5.3 million, or $0.07 per share.

Item 8.01	Other Events.

     On November 9, 2004, Loudeye received notice from Crest Communications Partners II LP of termination of its Rule 10b5-1(c)(1) plan dated March 12, 2004 with Bear, Stearns & Co. Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 10, 2004	Loudeye Corp.

		By:	/s/ Lawrence J. Madden

Lawrence J. Madden
Executive Vice President and Chief Financial Officer